Exhibit 10.1
November 4, 2026

Dear Steve:
Mattel would like to extend you an offer connected to your expanded position of President and Chief Operating Officer at the El Segundo, CA location, contingent on approval by the Compensation Committee of the Board of Directors and the terms and conditions set forth in the General Information section below. You will transition into the role effective November 11, 2026.
This letter provides an overview of some of the offerings available to you as an employee of Mattel, should you choose to accept our offer. For purposes of this letter, “Mattel” will refer to Mattel, Inc. and its subsidiaries.
BASE PAY
Your annual base salary will be $1,300,000, payable on a bi-weekly basis, less applicable federal and state taxes and other required withholdings.
BONUS - MATTEL INCENTIVE PLAN
The Mattel Incentive Plan (“MIP”) is an annual, discretionary, global cash bonus plan that provides employees the opportunity to earn an award based on Mattel’s financial performance and individual performance results.
You will continue to be eligible for a MIP target award of 100% of your annual base salary, up to a maximum of 200% of your annual base salary. The amount of your actual award, if any, may be more or less than your target, depending on Mattel’s financial performance results and your individual performance results. Mattel must achieve a minimum financial performance goal before an award pool is generated and funded.
Awards are typically paid around the beginning of the second quarter of the following year. In order to earn an award under the MIP, you need to be continuously employed as an active regular employee of Mattel in good standing (as determined by Mattel in its good faith discretion) through the payment date. Mattel reserves the right to reduce MIP awards in its good faith discretion, even if you satisfy these requirements; provided, however, that your MIP award will not be subject to reduction or the exercise of negative discretion applied solely to you under the MIP (it being understood that the foregoing shall not limit Mattel’s ability to determine achievement of the applicable performance goals in accordance with the terms of the MIP).
CASH BONUS
You are eligible to receive a cash bonus in the gross amount of $1,350,000, less applicable federal and state taxes and other required withholdings, contingent upon Mattel’s receipt of your signed offer letter.
You will also be eligible for an additional cash bonus in the gross amount of $1,350,000 (the “Additional Bonus”), less applicable federal and state taxes and other required withholdings, which will be earned on November 11, 2027, provided you have been continuously employed as a regular, full-time employee of Mattel and are in good standing (as determined by Mattel in its good faith discretion) on November 11, 2027 (subject to the final sentence of this paragraph). If earned, this bonus will be paid in the pay period following the pay period in which it is earned. Notwithstanding
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the foregoing, in the event of your “Covered Termination” (as such term is defined in the Mattel, Inc. Amended and Restated Executive Severance Plan B, as amended (the “Executive Severance Plan”)) prior to November 11, 2027, the Additional Bonus will be paid to you within 30 days following your employment termination date.
CAR ALLOWANCE
You will continue to receive a monthly car allowance in the amount of $2,000, payable on a biweekly basis, less applicable federal and state taxes and other required withholdings.
ANNUAL STOCK GRANT
You will continue to be eligible to receive an annual stock grant, with an increased grant value of $3,900,000 beginning in 2027, subject to Compensation Committee of the Board of Directors approval each year. Once approved, in order to receive your grants, you will be required to enter into stock grant agreements setting forth the terms and conditions that govern your stock grants.
FINANCIAL COUNSELING
You will be eligible to receive reimbursement from Mattel of up to $10,000 per year, less applicable federal and state taxes and other required withholdings, for financial counseling services through a company of your choice.
OTHER PERQUISITES
You will be eligible to receive a comprehensive physical examination annually.
STOCK OWNERSHIP
You will be subject to stock ownership guidelines established as a multiple of your annual base salary. Your target level of ownership is three times your then-current base salary. You will have five years to attain your targeted level of ownership. Our stock ownership guidelines provide that if the target level ownership is not met within the compliance deadline, you must retain 100% of after-tax shares acquired from stock grants until such guidelines are met. Our stock ownership guidelines are reviewed annually by our Compensation Committee for individual compliance.
BENEFITS AND EMPLOYEE PROGRAMS
You will continue to participate in Mattel’s benefit and employee programs.
COMPENSATION RECOVERY POLICY
You will continue to be subject to Mattel’s Compensation Recovery Policy (“Clawback Policy”).
LEGAL FEES
Mattel will pay up to $10,000 in legal fees actually incurred by you in connection with the review and negotiation of this letter, with such fees payable directly to your counsel within 60 days after Mattel’s receipt of a customary invoice reasonably detailing such fees.
EXECUTIVE SEVERANCE PLAN
You will maintain your current coverage under the Executive Severance Plan as a direct report to the Chief Executive Officer.
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GENERAL INFORMATION
This offer letter is only a summary, and more details and plan provisions are provided in our Summary Plan Descriptions, plan documents or program summaries, which govern and are subject to periodic modification and revision.
This offer letter supersedes any prior agreements, including the Separation Agreement between you and Mattel, dated April 7, 2026, and supersedes any prior communications you may have had with Mattel employees and/or representatives and reflects the entire understanding between you and Mattel, with respect to Mattel’s offer. No Mattel employee and/or representative has the authority to make any promise related to this offer that is not contained in this letter and, by signing below, you affirm that you have not signed this offer letter in reliance on any such promise. By signing below, you confirm that your negotiation, acceptance and/or performance of the terms of this offer does not violate any contract or arrangement you may have with any third party. If Mattel (in its sole good faith discretion) determines that your confirmation may be in any material respect inaccurate for any reason, it can be a basis for terminating your employment with Cause as defined in the Executive Severance Plan. By signing below, you agree to indemnify Mattel and the Mattel family of companies against any claims that may be brought against such companies relating to any allegation that you violated any contract or arrangement between you and such third party.
The terms of this offer letter do not imply employment for a definite period. This means that your employment will be at-will, and either you or Mattel can terminate it at any time, for any or no reason, with or without cause or advance notice. This at-will relationship cannot be changed by any statement, act, series of events, or pattern of conduct and can only be changed by an express, written agreement signed by Mattel’s Chief People Officer or Chief Executive Officer. For purposes of clarity, your participation in any incentive or benefit program will not be construed as (i) any assurance of continuing employment for any particular period of time, or (ii) a restriction on Mattel’s right to terminate your employment at-will.
Also, please note that as an executive of Mattel, and an officer, you will be considered an Insider for purposes of Mattel's Insider Trading Policy (the “Policy”) and are subject to trading window period and pre-clearance restrictions. This means that you are generally restricted to conducting pre-cleared transactions in Mattel stock only during open trading window periods and in accordance with the Policy. Examples of such transactions include sales of shares of Mattel stock and changes in contribution elections to the Mattel stock fund under the PIP and DCP.
If you accept the terms of our offer as noted above, please sign below and return this letter.

Sincerely,

/s/ Karen Ancira_________________________
Karen Ancira
EVP & Chief People Officer

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Agreed and accepted:

/s/ Steve Totzke________________________

Steve Totzke

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